As filed with the Securities and Exchange Commission on ____________, 2001.	Registration No. 333-30838

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________

POST-EFFECTIVE AMENDMENT TO THE
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Exhaust Technologies, Inc.
(Name of small business issuer in its charter)

Washington	336300	91-1970433
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

EXHAUST TECHNOLOGIES, INC. 230 North Division Spokane, Washington 99202 (509) 838-4401	Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

EXHAUST TECHNOLOGIES, INC.

POST EFFECTIVE AMENDMENT TO DEREGISTER UNSOLD UNITS AND WARRANTS

On March 7, 2001, we terminated our offering of 550,000 Units, consisting of one share of common stock and one redeemable warrant, and 1,000,000 additional redeemable warrants which was filed on Form SB-2 (Registration No. 333-30838) and declared effective by the SEC on December 7, 2000. No shares were sold, but three persons did subscribe for a total of 400 units. A total of $2,039.00 was deposited into the escrow account. We elected to reject all of the foregoing subscriptions and directed the escrow agent to return the foregoing subscriptions to the subscribers thereof and close the escrow account. Pursuant to the registration statement, we represented that we would remove from registration by post effective amendment any securities being registered which remain unsold at the termination of the offering.

No securities were sold, leaving all of the securities unsold. We, pursuant to this registration statement, do hereby remove from registration all of the units, all of the redeemable warrants, and all of the underwriter units.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington, on this day 11th day of April, 2001.

EXHAUST TECHNOLOGIES, INC.

BY: /s/ Robert Sterling
Robert Sterling, President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert Sterling, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Robert E. Sterling Robert E. Sterling	President and member of the Board of Directors	April 11, 2001
/s/ Ronald L. Allen Ronald L. Allen	Vice President and a member of the Board of Directors	April 11, 2001
/s/ William A. Sutherland William A. Sutherland	Secretary/Treasurer, Chief Financial Officer, and a member of the Board of Directors	April 11, 2001